Exhibit 21.1

                              List of Subsidiaries


                                                                   Percentage
Name                     State of Incorporation                      Owned
----                     ----------------------                      -----

HBOA.Com, Inc.           Florida                                     100%
Aerisys, Inc.            Florida                                     100%